SENIOR SECURED PROMISSORY NOTE

$1,000,000.00	12,/31/08
Santa Barbara, CA

For value received FIRST BLUSH, INC., a Delaware corporation ("Payor" or the "Company") promises to pay to ROSE HILL GARDEN, LLC or its assigns ("Holder") the principal sum of $1.000,000.00 with compounded interest on the outstanding principal amount at the rate of 12% per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

1.           This note (the "Note") is issued as part of a series of similar notes (collectively, the "Notes") to be issued pursuant to the terms of that certain Loan Agreement (the "Agreement") dated as of September 1. 2008 (the "Agreement Date") to the Holder.

2.           All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal.

3.           The outstanding principal balance of this Note, together with interest accrued with respect thereto, shall be due and payable in full within thirty (30) days of written demand by the Holder, and in no case shall this Note remain outstanding and unpaid beyond two (2) years following the issuance hereof (the "Maturity Date").

4.           In the event of any default hereunder, Payor shall indemnify Holder for all costs and expenses resulting from a claim of default (including reasonable attorneys fees) and upon written notice shall pay directly all reasonable attorneys' fees and court costs incurred by Holder in enforcing and collecting this Note.

5.           The Payor shall have the right to repay all interest and principal under the Note anytime prior to the Majority Date.

6.           If there shall be any event of Default hereunder, at the option and upon the declaration of'the Holder of'this Note and upon written notice to the Payor (which election and notice shall not be required in the case of an Event of Default under Section 6(c) or 6(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

(a)           Payor fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b)           Payor shall default in its performance of any covenant under the Agreement;

(c)           Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of. or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

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(d)           An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor.

7.           Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

8.           This Note shall be governed by and construed under the laws of the State of California, as applied to agreements among California residents, made and to be performed entirely within the State of California, without giving effect to conflicts of laws principles.

9.           This Note is secured by the assets defined as "Collateral" in the Security Agreement by and between Payor and Company, dated as of September ___, 2007 (the "Security Agreement"). Reference is made to the Security Agreement for a description of the Collateral covered thereby and the rights, remedies and obligations of Payor and Holder in respect thereto.

10.           The indebtedness evidenced by this Note is hereby expressly made senior to any and all indebtedness owed by Payor. In no event shall Payor incur any third party debt obligation that is senior to Payor's secured debt evidenced by this Note, the Agreement and the Security Agreement, without the written agreement of Holder, in each instances.

11.           Any term of this Note may be amended or waived with the written consent of Payor and Holder.

12.           This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon. this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company's obligation to pay such interest and principal.

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FIRST BLUSH, INC.

By:
Name:
Title:

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